CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") made as of October 11, 2003, by and between Interactive Ideas Consulting Group, Inc., a California corporation ("I2net") and its principal shareholder, Neal Weisman (collectively referred to as "Consultant"), and Ohana Enterprises, Inc., a Delaware corporation ("Ohana") and it's subsidiary Visual Interviews, a Nevada Corporation("Visual").


                                   WITNESSETH

         WHEREAS, the Ohana and Visual will utilize and will require technology services relating to product design specifications, product development and deployment planning; and

         WHEREAS, Consultant will provide Ohana and Visual with such product design specifications, product development and deployment planning services; and

         WHEREAS, Ohana and Visual wishes to compensate Consultant for providing these consulting services to Ohana and Visual;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1. ENGAGEMENT OF CONSULTANT
                  -----

         Ohana and Visual hereby engages Consultant as an independent contractor as of October 13, 2003, and Consultant agrees to render the services required of Consultant under this Agreement to Ohana and Visual upon the terms and conditions hereinafter set forth.

         2.  TERM
         -----

         The term of this Agreement shall begin as of October 13, 2003, and shall terminate upon delivery of services as provided in Section 3 of this agreement, unless (a) earlier terminated in accordance with paragraph 7 herein, or (b) extended by agreement of the parties.

         3.  SERVICES
         -----

         During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with Ohana and Visual concerning product design specifications, product development and deployment planning in connection with the business of the Company. It is agreed by all parties that Consultant shall provide on a timely basis the following services, and additional services contemplated thereby:

         (a) Research and deliver a wireless 802.11b Access Point, Printer and software for WIFI gateway product conceptual design specifications from Ohana's requirements;

         (b) Participate with Ohana and Visual in product planning sessions, make cost effective recommendations for product development and future expansion opportunities;

         (c) Execute initial product development for both Ohana and Visual according to plan;

(d) Advise Ohana and Visual relative to product deployment to meet needs of all prospective clients.

(e) Complete Visual Interviews' back end infrastructure to handle live streaming interview demos.

(f) Advise and locate required hardware to facilitate setup of interview facilities for Visual.

(g) Use of Office in Huntington Beach, California and Henderson, Nevada to facilitate interview demos for the benefit of Visual.


         4. DUTIES OF OHANA AND VISUAL
         ------

         It is agreed by both parties that Ohana and Visual will provide Consultant, on a regular and timely basis, with all data and information about it, its subsidiaries, its management, its products and services and its operations as has been reasonably requested by Consultant, and will advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.

         5. COMPENSATION AND EXPENSE REIMBURSEMENT
                  -----

         The parties agree that the value of services for the term of this Agreement for Ohana as defined in Paragraph 3 section (a) (b) (c) and (d) will be $100,000, and with respect to section (b) and (d), that such consideration shall be deemed earned upon execution of this Agreement by the parties, and with respect to section (a) and (c) shall be deemed earned upon delivery of product as defined in section (a). Upon execution of this Agreement, Ohana shall grant and issue to Consultant (to be allocated between i2net and Neal Weisman as shall be determined by Neal Weisman in his sole and absolute discretion), the following:

         A total of 1,176,470 shares of common stock of Ohana Enterprises, Inc. valued at $ .085 per share. Furthermore, Ohana hereby agrees to register 676,470 of said shares under a Form S-8 registration statement prior to issuance to Consultant. The balance remaining of 500,000 shares shall be restricted stock under the Securities Act of 1933, as amended (the "Act"). Said shares shall have piggy-back registration rights and will be issued immediately upon delivery as described in Paragraph 3, section (a).

         In connection with the issuance of common stock, Consultant represents and warrants to the Company: (a) that he is acquiring the common stock for his own account, and not on behalf of any other, for long-term investment and not with a view to immediately re-sell the common stock; (b) no other person or entity will have any direct or indirect beneficial interest in, or right to, the common stock.; (c) Consultant or his agents or investment advisors, (i) have such knowledge and experience in financial and business matters that will enable Consultant to utilize the information made available to it in connection with the purchase of the common stock to evaluate the merits and risks thereof and to make an informed investment decision and (ii) is able, without impairing its financial condition, to hold such common stock for an indefinite period of time and to bear the economic risks of, and withstand a complete loss of, such investment; (d) Consultant acknowledges that the common stock has not been registered under the Securities Act, or qualified under any applicable state securities laws, in reliance, in part, on my representations, warranties and agreements made herein; and (e) that other than the rights specifically set forth in this Agreement, Ohana and the officers of Ohana are under no obligation to register or qualify the common stock under the Act or under any state securities law, or to assist the undersigned in complying with any exemption from registration and qualification.


         The parties further agree that the value of services for the term of this Agreement for Visual as defined in Paragraph 3 section (b) (c) (d) (e) (f)
(g) will be $50,000, and with respect to section (b) (d) (f) and (g), that such consideration shall be deemed earned upon execution of this Agreement by the parties, and with respect to section (c) and (e) shall be deemed earned upon delivery of product. Upon execution of this Agreement, the Visual shall grant and issue to Consultant (to be allocated between i2net and Neal Weisman as shall be determined by Neal Weisman in his sole and absolute discretion), the following:

         A total of 588,235 shares of common stock of Visual Interviews, Inc. valued at $ .085 per share. Said shares shall be issued and exempted under Rule 701 as promulgated under the Securities Act of 1933 (the "Act"). 388,235 shares shall be issued immediately for payment of services as defined in section (b) (d) (f) and (g):and 200,000 will be issued upon completion and deliver as defined in section (c) and (e).

         In connection with the issuance of common stock, Consultant represents and warrants to Ohana: (a) that he is acquiring the common stock for his own account, and not on behalf of any other, for long-term investment and not with a view to immediately re-sell the common stock; (b) no other person or entity will have any direct or indirect beneficial interest in, or right to, the common stock.; (c) Consultant or his agents or investment advisors, (i) have such knowledge and experience in financial and business matters that will enable Consultant to utilize the information made available to it in connection with the purchase of the common stock to evaluate the merits and risks thereof and to make an informed investment decision and (ii) is able, without impairing its financial condition, to hold such common stock for an indefinite period of time and to bear the economic risks of, and withstand a complete loss of, such investment; (d) Consultant acknowledges that the common stock has not been registered under the Securities Act, or qualified under any applicable state securities laws, in reliance, in part, on my representations, warranties and agreements made herein; and (e) that other than the rights specifically set forth in this Agreement, the Company and the officers of the Company are under no obligation to register or qualify the common stock under the Act or under any state securities law, or to assist the undersigned in complying with any exemption from registration and qualification.

         6. REPRESENTATION AND INDEMNIFICATION
                  -----

         The Company shall make a continuing representation of the accuracy of any and all facts, material information and data which it shall supply to Consultant and acknowledges its awareness that Consultant will rely upon the accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

         The Company agrees to indemnify, hold harmless and defend Consultant from any and all claims or demands of any kind relating to the Company's breach of its agreements hereunder.





         7. MISCELLANEOUS
         -----

         Termination: Either party may terminate this Agreement for cause immediately by written notice to the other upon the occurrence of any of the following events:

                       (a) if the other party ceases to do business or otherwise
            terminates its business operations for more than thirty (30) consecutive days; or
                                  (b) if the other party materially breaches any
material provision of this
         Agreement and fails to substantially cure such breach within thirty
         (30) days of written notice describing the breach; or
                                  (c) if the other party becomes insolvent or
seeks protection under any
         bankruptcy, receivership, creditors arrangement or comparable proceeding, or if such proceeding is instituted against the other party and is not dismissed within ninety (90) days.

8.  COMPLETION
         -----

         An officer of the Company will sign a change order and/or completion ticket for all phases of the services to be provided under this Agreement. An electronic email of acknowledgement or written signature is necessary for each phase of services to be provided under this Agreement. With said signature, the services to be provided under this Agreement shall be deemed approved by the Company for all purposes.

         Modification: This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and may be amended only in a writing signed by both parties.

         Notices: Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such party as stated below or to such other address or facsimile telephone number, as the party shall have furnished in writing to the other party.

           Interactive Ideas Consulting Group Ohana Enterprises
           ---------------------------------- -----------------
           7275 Murdy Circle                  23852 Pacific Coast Hwy, #167
           Huntington Beach, CA  92647                 Malibu, CA  990265
           Fax:  (714) 375 - 4743                      Fax:  (818) 991 - 5838


         Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the other party of the right thereafter to insist upon adherence to that term of any other term or this Agreement.

         Assignment: Neither party may assign or transfer its interest hereunder or delegate its duties without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Disagreements: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbitrator(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles County, California. The interpretation and the enforcement of this Agreement shall be governed by California law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing party (as determined by the arbitrator(s)) shall be entitled to recover that party's reasonable attorney's fees incurred (as determined by the arbitrator(s)).

         This Agreement becomes effective upon signature of all parties and all shares shall be granted and issued as per the aforementioned schedules subject to the resolution of Ohana's pending litigation with Hudson Consulting.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

     COMPANY:                                                  CONSULTANT:
 OHANA ENTERPRISES, INC.                  INTERACTIVE IDEAS CONSULTING GROUP


     By:/s/_____________________________       By:/s/______________________
          Catherine Thompson                               Neal Weisman
          CFO                                          President


Date:_____________________________       Date:______________________


Title:_____________________________      Title:______________________

Date:_____________________________       Date:______________________